EXHIBIT 10.1

United Institutional Investments, Inc.

September 24, 2001

ERICA
7349 Via Paseo Del Sur
Scottsdale, AZ 85258

Via Fax: 480-951-1601

Re: Engagement as Exclusive Agent, Consultant and Financial Advisor

Gentlemen,

This engagement letter (the "Engagement Letter") confirms the engagement (the "Engagement") of United Institutional Investments, Inc., and Wien Group, Inc., (hereinafter "UII") by ERICA and its affiliate companies (the "Client" or the "Company") on an exclusive basis, to act as agent, consultant and advisor in connection with:

o    arranging financing for the Company's operations and expansion;

o assisting the Company and management with ongoing issues regarding its operations as a publicly traded company;

o financial advisory services including, but not limited to, Merger and Acquisitions advice;

o representing the Company with regard to introductions to accredited investors, financial institutions, strategic partners, and potential clients.

1.   Exclusive Authority

During the Engagement Period (as hereinafter defined), Client shall not itself undertake nor shall it appoint anyone else (other than UII and such other broker/dealers as UII may reasonably approve) to undertake to obtain financing for itself. If services are not performed as outlined herein, then this agreement will continue on a Non-Exclusive basis.

2.   Engagement Period

The Engagement hereunder shall become effective on the date the Client executes and delivers this letter to UII (the "Commencement Date") and shall expire, unless extended by mutual agreement of the parties hereto, two (2) years after the Commencement Date (the "Termination Date"). The period, which is from the Commencement Date to the Termination Date, is sometimes hereinafter referred to as the "Engagement Period." Requests of either party hereto to


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extend the Engagement Period shall not be unreasonably denied. If not extended by mutual agreement of the parties hereto, as provided for above, upon expiration of the Engagement Period all obligations of UII hereunder shall terminate.

3.   UII Services

With effect from the Commencement Date, Client acknowledges that it has engaged UII for the Engagement Period, pursuant to the terms hereof, as its exclusive adviser and agent with respect to structuring, issuing and marketing the Securities and providing strategic consulting and financial advisory services (the "Transaction"). UII, or other such person, firm, or company as Client may have agreed in writing in advance, will, using reasonable good faith efforts, perform or cause to be performed the following services (collectively the "Services"):

o provide ERICA with $500,000.00 to cover costs of accounting, legal and miscellaneous expenses so that ERICA will be able to carry out the requirements of this Agreement within 90 days of signature;

o provide ERICA with an additional amount up to $7,000,000.00 equity capital for the purchase of 75% of Erica International, Corp., Puerto Rico ("The Water Plan");

o perform such due diligence with respect to the Revenue Streams, the parties to the Transaction and other matters as UII shall reasonably deem necessary in connection with the Transaction;

o work with Client, legal counsel, accountants, appraisers and other experts and agents, if any, retained by or on behalf of Client to assist in the Transaction(s); and

o prepare a working draft of a Private Placement Memorandum, subject to the review of Client's legal counsel; prepare Due Diligence Packages and oversee investor due diligence review; qualify investors to review information, research and support compiled by UII with respect to the Transaction and Client (the "Due Diligence Package"); subject to the provisions hereof, Client's approval and securities laws, use its good faith efforts to facilitate and oversee the marketing of the Securities, and information regarding the Client through UII's network of accredited and institutional investors or, with the Client's prior consent, by such other means as UII deems appropriate.

UII shall have the right of first refusal during the Engagement Period and, subject to completion of a Transaction, a Merger or Acquisition Transaction, or the placement of debt or private equity, for a period of three years thereafter to act as Client's lead manager or exclusive placement agent in connection with any underwritten debt or equity public offering or any other financing that may be undertaken by Client, on the same terms and conditions as set forth in this Engagement Letter. Upon completion of any Transactions, UII shall also have the exclusive right to re-finance any of these Transactions up to eighteen (18) months after each Transaction's maturity. Any such financing shall be subject to among other things the following conditions:


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o    satisfactory completion of due diligence;
o    satisfactory market conditions;
o    the absence of adverse changes to Client's business or financial condition;
     and
o completion of one of the aforementioned financings as the first transaction and approval of UII's Underwriting Commitment Committee for any subsequent transactions.

If UII does not agree in writing to act as the Client's lead manager or exclusive placement agent as referred to in this paragraph within three weeks of such request being made by Client confirming that the conditions referred to above are satisfied with respect to the financing requested, then Client shall be free to engage any other person, firm or company to act as its lead manager or exclusive placement agent in connection with that specific financing assignment.

4.   Obligations of Client

Client acknowledges and agrees that it shall perform the following undertakings, agreements and covenants in connection with the Engagement:

o make available or cause to be made available to UII, at Client's expense, all documents, agreements and other information, in hard copy and database form, which in UII's reasonable judgment shall be necessary for the proper performance of due diligence and/or the issuance for marketing of the Securities, and the execution of Merger and Acquisition and other financial advisory services;

o if Client accepts an offer to purchase the Securities from an investor which requires UII to cease its marketing and sales efforts, UII's obligations in respect of marketing for the Transaction are fulfilled;

o approve the designation of a firm to be designated by UII to serve as Transaction counsel and Issuer's, UII's and/or investors' counsel should UII, in the reasonable exercise of its discretion, determine that such designation of counsel is necessary to properly perform the Services;

o cooperate fully with UIl in connection with the review and analysis of the Revenue Streams and at UII's reasonable request, provide UII with information concerning the Client, the Revenue Streams, encumbrances or obligations, as well as the Client's officers, directors, employees and other agents concerning the subject matter of the Engagement. All information provided by Client and its officers directors, employees or agents shall be accurate and complete in all material respects and UII shall be entitled to rely thereon without verification and to include all or any portions thereof in any marketing, issuance or offering documents with respect to the Securities;

o negotiate in good faith and, subject to said negotiations, enter into all documentation reasonably necessary to complete the Transaction(s);

o reimburse UII on a current basis for pre-approved out-of-pocket expenses including but not limited to travel and printing and other costs associated with the Transaction(s);


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o    approve and retain mutually acceptable sub-contractors that are wholly necessary and appropriate to perform some or all of the due diligence or other Services (the "Sub-Contractors"); and

o pay all pre-approved expenses pursuant to this Agreement on a current basis, incurred by any Subcontractor, including, but not limited to legal, accounting, rating agencies and audits.

5.   Fees

As compensation for and subject to UII's performance of all of the Services, Client shall pay to UIL:

o    from initial loan of $500,000.00, a fee of $50,000.00 payable to UII;

o for Senior Debt, a fee equal to six percent (6%) of the aggregate amount of the Senior Debt issued; payable at the time UII sells the Securities;

o for equity, or any other non-investment grade securities, a fee equal to ten percent (10%) of the aggregate principal amount of equity, or any other non-investment grade securities issued, payable at the time UII sells the Securities;

o for investment grade securities, a fee equal to five percent (51/6) of the aggregate amount of investment grade securities issued; payable at the time UII sells the Securities;

o for Merger & Acquisition and other investment banking advisory services, a fee equal to those fees standard and customary in the investment banking industry for such services;

o upon the successful funding of the initial $500,000.00, UII will receive warrants equivalent to 300,000 shares exercisable at $0.01 per share;

o upon the successful funding of up to $7,000,000.00 in investment capital, UII will receive warrants equivalent to 1,167,000 shares (or one share equal to each $6.00 investment exercisable at $0.01 per share).

All Warrants shall have the following rights:

a. Registration Rights: At any time UII shall have two demand registration rights, on customary terms, covering shares of Common Stock, registered and tradable, purchasable on exercise of the Warrants. In addition, UII may choose to participate, on a pro rata basis and on customary terms, in any and all primary or secondary public offerings of Common Stock. All expenses and fees relating to the registered sale of UII's Common Stock (including the fees and expenses of UII's counsel in all demand and piggyback registrations) shall be paid by the Company, except for underwriting and selling discounts and commissions.


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Tag Along and Piggyback Rights: UII shall have the right to sell Common Stock on a pro rata basis in connection with any private sale of Common Stock by Principals of the Company. Additionally UII shall be entitled to Piggyback rights in the event the Company proceeds with additional future financing.

c.   Anti-Dilution:  Fair market value.

d.   Net Exercisability:  Customary terms and conditions.

e. Right of First Refusal: UII shall have the right to purchase, on the same basis as all other purchasers, its pro rata share (assuming full exercise of the Warrants) of any and all issuances of Common Stock or options, warrants, other rights or securities exercisable, convertible or exchangeable for shares of Common Stock, other than Common Stock issued in connection with any public offering.

The parties acknowledge that if the Transaction does not occur because of the Client's failure or refusal to perform its obligations under this Engagement Letter, the Client shall be liable for all direct and consequential damages incurred by UII to Prospective Purchasers, as hereinafter defined, of the Securities, and in addition to any other remedies available at law or in equity, UII shall have the right to enforce specific performance against the Client to perform its express obligations under this Engagement Letter. In the event the closing of the Transaction shall not have occurred because of the Client's failure or refusal to perform its obligations under this Engagement Letter, the Client agrees that it will be obligated to pay the fees and expenses provided for herein that were incurred up to and including the thirty (30) days after the Termination Date;

As used herein, a "Prospective Purchaser" shall be an entity with whom the Client or related entity that issues securities on behalf of Client ("Issuer"), or UII, on behalf of the Issuer, has entered into (a) a definitive written purchase agreement relating to the purchase of some or all of the Securities or
(b) an oral agreement relating to the purchase of some or all of the Securities, which agreement shall include the approximate interest rate on the Securities and the approximate purchase price of the Securities. Neither the Client nor Issuer, nor UII, on behalf of the Issuer, shall enter into any such agreement, written or oral, without prior notice to the Client and without affording the Client the opportunity to advise UII whether the Client believes that it may be unable to perform any of its obligations in this Engagement Letter on or prior to the proposed closing date. The Client agrees to use its reasonable best efforts to perform the undertakings, agreements and covenants contained in this Engagement Letter.

6.   Modification of Agreement

This Engagement Letter contains the entire agreement between the parties hereto and may be modified only in writing signed by the parties hereto.


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7.   Indemnification

The Client agrees to indemnify and hold harmless UII, its parent and affiliates, the respective directors, officers, controlling persons, agents, employees and attorneys past and present (hereinafter an "Indemnified Party") from and against all claims, liabilities, losses, damages, proceedings or actions related to or arising out of any breach of the Client's obligations pursuant to this Engagement Letter, and will reimburse each Indemnified Party for all proper and reasonable costs and expenses, including counsel fees, in connection with investigating, preparing for and defending any such claim, proceeding or action whether pending or threatened. The Client will not, however, be responsible for any, claims, liabilities, losses, damages or expenses which are judicially determined by final order, without any further right to appeal, to have resulted primarily from UII's or that of any Indemnified Party's negligence, misconduct, failure or omission to act.

In any case in which it is determined that indemnification or reimbursement, as set forth in the paragraph immediately above, may not be enforced or is otherwise unavailable, then the Client agrees to contribute to the aggregate claims, liabilities, losses, damages or expenses to which UII and any other Indemnified Party may be subject in such proportion as is appropriate to reflect not only the relative benefits received by the Client on the one hand and UII or the other Indemnified Party on the other from the Transaction which is the subject of the Engagement, but also the relative fault of UII on the one hand and the Client on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages and expenses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the Client or UII and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Client and UII agree that it would not be just and equitable if contribution pursuant to this paragraph 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to hereinabove.

The rights to indemnification and contribution under the foregoing shall be in addition to any other rights which UII or any other Indemnified Party may have, and shall apply whether or not UII or any other Indemnified Party is named or threatened to be named as a party in any action, suit or proceeding, brought or to be brought.

8.   Notices

All notices between the parties hereto shall be in writing and any notice shall be deemed to be delivered ten (10) business days from the date mailed if sent by registered or certified mail, return receipt requested, postage pre-paid, to the address of the respective parties set forth in this Engagement Letter and to the attention of the individuals named (if so named) in this Engagement Letter and on receipt if sent by courier.


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9.   Disputes

In the event of a dispute, the losing party to the dispute shall be responsible for all legal, accounting and miscellaneous costs, and fees incurred for both parties to the dispute.

10.  Governing Law

This Engagement Letter and Securities shall be interpreted under and governed by the laws of the State of New York.

11.  Authority

Each party represents and warrants to the other that such entity in entering into and delivering this Engagement Letter has been duly authorized by all requisite action, and that it is duly authorized to execute this Engagement Letter and perform all its obligations hereunder.

12.  Confidentiality

Each of the Client and UII on its own behalf and on behalf of its partners, shareholders, officers, employees and agents, hereby acknowledges that the form and content of this Engagement Letter, the form and contents of all documents, instruments and other materials which may become available to it during the course of and with respect to the Transaction, and all information pertaining to the Securities, including the structure, the credit spread, and the other terms (collectively, the "Materials") are confidential and such Materials, or any portion thereof, and the contents and substance thereof, may not be disseminated, distributed, discussed or otherwise made available to any person other than the Client and UII, without the express prior written approval of the other party. In addition, each party shall not (save where required by some law, regulation or judicial order) publicly disclose or advertise any aspect of this transaction including, without limitation, identifying the marketing agent and/or package without the prior written approval of the other party. Each of the Client and UII, acknowledges that a breach of this provision shall cause irreparable harm to the other party that remedies at law may be inadequate to redress and that UII and Client, as the case may be, will be entitled to injunctive or similar equitable relief against the other party.

The exception to this Section 11 is that each party shall be permitted to distribute Materials to its lawyers, accountants, lenders and advisers acting on its behalf.

13.  Assignability

Notwithstanding anything herein to the contrary, this Agreement and all rights and obligations hereunder shall be binding upon and inure to the benefit of each party's successors and assigns. The rights and obligations of either party under this agreement may not be assigned without the prior written consent of the other which shall not be unreasonably withheld or delayed. The Client acknowledges and agrees that all rights and obligations of UII under this Agreement may be assigned to a third party by Alan D. Hirsch so long as that third party knowingly accepts the


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rights and obligations of this agreement and so long as that third party is an investment banking firm of capital, reputation and character at least comparable to that of UII and is the employer of Alan D. Hirsch.

14.  Authorized Representatives

Mr. Lenny and Barbara Manson are designated as the Authorized Representatives in connection with the Transaction and the Engagement. Mr. and Mrs. Manson represent and warrant as the Authorized Representatives, each is duly authorized to act on his own behalf and on behalf of Company, subject to the Board of Directors of both Erica and Erica International, Corp. Mr. or Mrs. Manson may designate one or more other Authorized Representatives by written notice to UII at its address as designated in this Engagement Letter.

Please execute this Engagement Letter in the space provided below and return the original to UII thereby acknowledging your understanding and acceptance of the terms hereof.

[HANDWRITTEN NOTATION B This agreement supercedes all previous agreements. The agreement signed 9/20/01 is null and void. INITIALS]

Very truly yours,

/s/ Alan D. Hirsch, President                 /s/ Stephen S. Wien
-----------------------------                 ------------------------------
On behalf of the Joint Venture                On behalf of the Joint Venture
Partnership                                   Partnership
United Institutional Investments, Inc.        Wien Group, Inc.
By: Mr. Alan D. Hirsch, President             By: Mr. Stephen S. Wien, President
United Institutional Investments, Inc.        Wien Group, Inc.
This Date of: September 24, 2001              This Date of:  /  /01

Accepted and agreed:

/s/ Larry Manson
-----------------------------
On behalf of ERICA
by: Mr. Lenny Manson, Chairman
ERICA
This Date of:   /  /01


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